AGREEMENT AND PLAN OF ACQUISTION

This agreement, entered into this 25 day of January, 2005, by, between and among Livestar Entertainment Group, Inc., a publicly held corporation (hereinafter the “Purchaser”), Promo Staffing.com LLC a privately held corporation (hereinafter the “Company”), and Cory Sklar who has executed this document as a shareholder of the Company (the “Shareholder”), constituting all of the Shareholders of the Company.

Witnesseth:

WHEREAS, Purchaser wishes to acquire, and the Company is willing to sell 60% of the outstanding stock of the Company in exchange solely for common stock of the Purchaser.

NOW, THEREFORE, in consideration of the mutual terms and covenants set forth herein, Purchaser, the Company, and Shareholders approve and adopt this Agreement and Plan of Acquisition and mutually covenant and agree with each other as follows:

    1.        Purchase Price.

1.1	The Purchaser agrees to pay to the Shareholder of the Company $840,000 USD in the equivalent of the Purchaser’s common stock (92,307,692) (the “Purchase Price”) in exchange for 60% of the outstanding stock of the Company.

1.2	The Purchaser and the Company agree that the estimated valuation of the Company is at $1,400,000. The Purchaser and the Company acknowledge they have commenced the completion of a final valuation. The Purchaser and Company also agree the final valuation must be completed by Closing and that if the final valuation is determined to be less that the estimated valuation the Purchase Price will be reduced to reflect the final valuation. Furthermore the Purchase Price equivalent of the Purchasers common stock will be prorated to reflect the reduction in the Purchase Price and the excess common stock will be returned to the treasury of the Purchaser.

1.3	The amount of common stock issued hereunder is calculated as per the following: The Purchase Price divided by the average of the three day closing prices previous to the date of issuance (January 6, 2005) minus a 35% discount

    2.        Shares to be Issued.

2.1	On the Closing Date the Company shall issue and deliver to Purchaser certificates for the number of shares of the common stock of the Company which in the aggregate shall represent 60% of the issued and outstanding shares of the common stock of the Company. The Purchaser and the Company acknowledge the Purchasers common stock herein has been issued prior to the Closing as a refundable deposit in order for the Purchaser to secure the right to purchase the 60% of the Company’s outstanding stock contemplated herein. The Purchasers common stock will be held in escrow with the Purchaser’s attorney and released to the Shareholder upon Closing and in accordance with the Section 1.2 herein.

2.2	In exchange for the issuance and delivery of the common stock of the Company pursuant to sub-section 1.1. hereof, Purchaser shall on the Closing Date and contemporaneously with such issuance and delivery of the common stock of the Company to it issue and deliver to Shareholder the number of shares of common stock of the Purchaser specified in section 1.1 and in accordance with section 1.3 hereof.

    3.        Financing.

3.1	As part of this Agreement the Purchaser agrees to provide the Company with $600,000 USD in convertible debt financing (the “Financing”).

a.	The financing will be provided as follows:

i.	Financing of $600,000 USD in ten monthly installments of $60,000 USD.

ii.	First installment to be forwarded to the Company within 30 days of Closing.

iii.	The Purchaser and the Company will execute a Financing agreement by the Closing.

b.	The Purchaser aggress that if the Purchaser does not complete its financing commitment as per this Section, the Shareholder will have the right as a remedy to have the Company issue to Shareholder Preferred Stock of the Company that will afford the Shareholder the right to convert the Preferred Stock into Common Stock of the Company in increments that will have the effect of diluting the Purchaser’s 60% equity interest in the Company to 49% or lower. The Purchaser, the Company and the Shareholder agree that the rights and preferences of the aforementioned Preferred Stock will be finalized by the Closing.

    4.        Representations and Warranties of the Company. The Company represents and warrants as follows:

4.1	Organization and Authority.

a.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida with full power and authority to enter into and perform the transactions contemplated by this Agreement.

b.	The outstanding shares of the Company are legally and validly issued, fully paid and nonassessable.

c.	The minute book of the Company contains the Articles of Incorporation of the Company as amended, By-laws, and complete and accurate records of all meetings and other corporate actions of the shareholders and the board of directors (and any committee thereof) of the Company.

4.2	Financials. The financial statements of the Company are true and correct in all material respects.

4.3	Liabilities. There are no material liabilities of the Company, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Company, its agents or servants which are not disclosed by or reflected in said financial statements.

4.4	Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending or outstanding against or involving the Company or its subsidiaries, if any, or their assets, properties, or business, nor does the Company or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, except as disclosed to the Purchaser. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Company or as to which the Shareholder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

4.5	Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Company, except as provided for in the financial statements or have been incurred in the normal course of business of the Company.

4.6	Accuracy of All Statements Made by Company. No representation or warranty by the Company in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Company pursuant to this Agreement, nor any document or certificate delivered to Purchaser pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement or material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

4.7	Legality of Shares to be Issued. The shares of common stock of Company to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by Company and will be fully paid and nonassessable

4.8	Performance of This Agreement. The execution and performance of this Agreement and the issuance of stock contemplate hereby have been authorized by the board of directors and Company.

5.	Representations and Warranties of Purchaser. Purchaser represents and warrants as follows:

5.1	Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. Purchaser is a publicly trading reporting issuer trading its common stock on the OTCBB.

5.2	Performance of This Agreement. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors and Purchaser.

5.3	Financials. Financial statements of the Purchaser are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Purchaser in accordance with generally accepted accounting principles applied on a consistent basis.

5.4	Liabilities. There are no material liabilities of the Purchaser, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Purchaser, its agents or servants which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Purchaser, except as disclosed in the publicly available records of the Purchaser.

5.5	Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending or outstanding against or involving the Purchaser or its subsidiaries, if any, or their assets, properties, or business, nor does the Purchaser or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, except as disclosed in the disclosure schedule.

5.6	Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Purchaser, and there are not unpaid taxes which are, or could become a lien on the properties and assets of the Purchaser.

5.7	Accuracy of All Statements Made by Purchaser. No representation or warranty by the Purchaser in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished by the Purchaser pursuant to this Agreement, nor any document or certificate delivered to the Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

5.8	Legality of Shares to be Issued. The shares of common stock of Purchaser to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by Purchaser and will be fully paid and nonassessable.

5.9	No Covenant as to Tax Consequences. It is expressly understood and agreed that neither Purchaser nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by this Agreement or the tax consequences of any action pursuant to or growing out of this Agreement.

6.	Conditions Precedent to Purchaser’s Obligations. Each and every obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

6.1	Truth of Representations and Warranties. The representations and warranties made by the Company in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

6.2	No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change which materially impairs the ability of the Company to conduct its business or the earning power thereof on the same basis as in the past.

6.3	Accuracy of Financial Statements. Purchaser and its representatives shall be satisfied as to the accuracy of all balance sheets, statements of income and other financial statements of the Company furnished to Purchaser herewith.

6.4	Audited Financial Statements. The parties to this Agreement understand that the Purchaser is required to provide Audited Financial Statements of the Company in conformity with the guidelines of Item 310 of Regulation S-B promulgated under the Securities Act of 1933 within 75 days of Closing (the “Audited Financial Statements”). In addition, the parties to this Agreement agree to individually and collectively make reasonably diligent effort to supply information and documentation as necessary to meet the Audited Financial Statements requirements set forth in this Section. The cost of completing the Audited Financial Statements shall be the sole responsibility of the Purchaser.

6.5	Final Valuation. The completion of the final valuation as per Section 1.2 hereof and any subsequent adjustment of the Purchase Price.

6.6	Time Limit on Closing. Closing shall have taken place by February 28, 2005

7.	Conditions Precedent to Obligations of the Company. Each and every obligation of the Company to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

7.1	Truth of Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

7.2	No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change which materially impairs the ability of the Purchaser to conduct its business.

7.3	Accuracy of Financial Statements. The Company and Shareholders shall be satisfied as to the accuracy of all balance sheets, statements of income and other financial statements of the Purchaser furnished to the Company herewith.

7.4	Financing Agreement. Execution of a agreement for Financing as per Section 3 hereof.

7.5	Rights and Preferences of Preferred Stock. Finalizing of the Rights and Preferrences of the Preferred Stock as per Section 3.1b hereof.

7.6	Time Limit on Closing. Closing shall have taken place by February 28, 2005.

8.	Security Act Provisions.

8.1	Restrictions on Shares. The Shareholder acknowledges and agrees that the certificates representing the Purchase Price hereunder will represent ‘restricted securities’ as defined under the Securities Act and will be endorsed with the following legend in accordance with the Act:

“THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION.”

9.	Closing.

9.1	Time and Place. The closing of this transaction (“Closing”) shall take place at the offices of the Purchaser, February 28, 2005 or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this agreement as the “Closing Date”.

9.2	Documents To Be Delivered by the Company. At the closing the Company shall deliver to Purchaser the following documents:

a.	Certificates for the number of shares of common stock of the Company in the manner and form required by sub-section 2.1. hereof.

b.	Such other documents, certificates of authority and other documents as Purchaser may reasonably request.

9.3	Documents To Be Delivered by Purchaser. At the closing Purchaser shall deliver to the Company and Shareholder the following documents:

a.	Certificates for the number of shares of common stock of Purchaser as determined in sub-section 1.1 hereof.

10.	Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney’s fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Nevada.

11.	Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party of parties, which consent shall not be unreasonably withheld.

12.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

13.	Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to person or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

14.	No Other Agreements. This Agreement constitutes the entire Agreement between the parties and there are and will be no oral representations which will be binding upon any of the parties hereto.

15.	Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any parties or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

16.	Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

17.	Amendment. This Agreement or any provision hereof may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

18.	Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

19.	Counterparts. This agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument, provided that Purchaser shall have no obligations hereunder until all Shareholders have become signatories hereto. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document.

20.	Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by overnight courier addressed as follows:

If to the Company or the Shareholder : 440 North Luna Court Hollywood, Florida 33021 If to the Purchaser: 4th floor 62 W. 8th Avenue Vancouver, BC V5Y 1M7

Or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or couriered.

21.	Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement and Plan of Acquisition as of the day and year first above written.

PURCHASER: Shareholder: Company:	Livestar Entertainment Group, Inc. BY: /S/ —————————————— Authorized Signatory Cory Sklar —————————————— Promo Staffing .com LLC —————————————— Authorized Signatory